SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [X]  Preliminary  Proxy  Statement
     [ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CUMBERLAND TECHNOLOGIES, INC.
                          -----------------------------
                (Name of Registrant as Specified In Its Charter)

              CUMBERLAND TECHNOLOGIES, INC. AND FRANCIS M. WILLIAMS
              -----------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4.   Proposed maximum aggregate value of transaction:

     5.   Total Fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.   Amount Previously Paid:

2.   Form, Schedule or Registration Statement No.:

3.   Filing Party:

4.   Date Filed:

                          CUMBERLAND TECHNOLOGIES, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         To be held on January __, 2003

TO THE SHAREHOLDERS
OF CUMBERLAND TECHNOLOGIES, INC.

     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Cumberland Technologies, Inc., a Florida corporation (the "Company"), will be held at ________ PM, local time, on January ___, 2003, at the Company's headquarters at 4311 W. Waters Avenue, Tampa, Florida 33614 to approve an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") which will effect a 150 to 1 reverse stock split of the Company's Common Stock.

     The reverse stock split will have the effect of allowing the Company to terminate its registration under the Securities Exchange Act of 1934.

     The Board of Directors has fixed the close of business on January ___, 2003 as the record date for determining those shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the proxy form sent to you as promptly as possible.


                       By Order of the Board of Directors,




                    /s/ Joseph M. Williams
                    -------------------------------------
                    Joseph    M. Williams
                    Secretary/Treasurer Tampa, Florida 33605



ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE PROXY FORM AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY FORM MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         SPECIAL MEETING OF SHAREHOLDERS
                        OF CUMBERLAND TECHNOLOGIES, INC.
                        --------------------------------

                           PRELIMINARY PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cumberland Technologies, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock (the "Stock") for use at the Special Meeting of Shareholders of the Company to be held at the corporate headquarters of Cumberland Technologies, Inc., 4311 W. Waters Avenue, Tampa, Florida 33614 at __________ PM, local time, on January __, 2003 or at any adjournments or postponements thereof (the "Special Meeting"). The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Common Stock is January __, 2003. The Company's principal executive offices are located at its corporate offices at 4311 W. Waters Avenue, Tampa, Florida 33614, and its telephone number is
(813) 885-2112.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors (the "Board") and its majority shareholder, Francis M. Williams. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting of Shareholders and the enclosed proxy will be borne by the Company. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.

                             PURPOSE OF THE MEETING

     At the Special Meeting, the Company's shareholders will consider and vote to approve an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") which will effect a 150 to 1 reverse stock split of the Company's Common Stock (the "Stock").

     The reverse stock split will have the effect of allowing the Company to terminate its registration under the Securities Exchange Act of 1934.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the amendment to the Articles as described herein. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specifications so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on January __, 2003 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 5,597,244 shares of Common Stock outstanding, all of which are entitled to one vote on the proposed amendment to the Articles.

                                  REQUIRED VOTE

     Pursuant to the Articles and the Florida General Corporation law, the affirmative vote of the holders of a majority of the common shares that are present in person or by proxy at the Special Meeting is required to approve the proposed amendment. The representation in person or by proxy of a majority of the issued and outstanding shares of Common Stock (the "Stock") entitled to be cast is necessary to provide a quorum at the Special Meeting. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial owners thereof and, therefore, as shares not entitled to be cast thereon. Thus, although broker non-votes have no effect on the vote, they have the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the Articles by reducing the total number of shares entitled to vote thereon. Proxies sent to the Company that are marked "abstain" with respect to the approval of the proposed amendment will be counted for the purpose of determining the number of common shares represented at the Special Meeting, but will have no effect in determining whether the requisite vote has been obtained for approval of the proposed amendment other than the practical effect of reducing the number of affirmative votes required to approve the proposed amendment to the Articles by reducing the total number of shares entitled to vote thereon.

     Mr. Francis M. Williams, a Director of the Company directly or indirectly owns or by irrevocable proxy controls, the voting rights of 2,729,416 shares of the Common Stock eligible to be cast on the approval of the proposed amendment to the Articles. Kimmins Corp., a Florida corporation ("Kimmins"), a shareholder of the company directly or indirectly owns by irrevocable proxy controls, the voting rights of 1,723,290 shares of the Common Stock eligible to be cast on the approval of the proposed amendment to the Articles. Mr. Francis M. Williams is Chairman and majority shareholder of Kimmins. This individual and Kimmins have advised the Company that they intend to be present at the meeting, and currently intend to vote their shares for the approval of the Reverse Stock Split proposal. Since the number of shares of Common Stock held or controlled by these two shareholders represent a majority of the votes that may be cast at the Special Meeting, these shareholders will be able to approve the proposed amendment to the Articles, regardless of how the other holders of Common Stock vote their shares.

                               REVOCATION OF PROXY

     The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person, at the Special Meeting, or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Special Meeting.

                          REVERSE STOCK SPLIT PROPOSAL


SUMMARY OF REVERSE STOCK SPLIT PROPOSAL

     On December 10, 2002, the Board discussed the mechanics and anticipated effects of a possible reverse stock split of the Company's Common Stock (the "Reverse Stock Split"). On December 12, 2002, the Board adopted a resolution, subject to shareholder approval, that the Articles be amended to effect an 150 to 1 reverse stock split of the Company's common stock, such that each 150 shares of existing Common Stock will be respectively combined into one share of "new" Common Stock. There are no material differences between the respective rights, preferences or limitations of the existing Common Stock and the "new" Common Stock. The form of amendment to the Articles to effect this transaction is attached hereto as Appendix A (the "Amendment").

     In order to complete the Reverse Stock Split, a majority of the stockholders entitled to vote at the Special Meeting must approve an amendment to the Articles. By approving this proposal, the stockholders authorize the Board to implement the Reverse Stock Split by filing the Amendment with the Florida Secretary of State's office within ten (10) business days following the proposal's approval at the Special Meeting (hereinafter referred to as the "Effective Date"). The stockholders may not rescind their vote even if the timing of the Amendment may adversely affect any particular stockholder.

     The following table presents a summary of the effect of the Reverse Stock Split proposal on the Company's stockholders. Please note that we refer herein to our shareholders whose shares are registered in their own names as "Registered Stockholders."

        Stockholders as of                     Net Effect After Reverse
          Effective Date                             Stock Split

     Registered Stockholders holding       Shares of Common Stock will be
     150 shares of Common Stock.           converted into one whole share of new
                                           share of new Common Stock.

     Registered  Stockholders  holding     Shares of Common Stock will be
     more than 150 shares of Common        respectively converted into one or
     Stock.                                more shares of new Common Stock on a
                                           150 for 1 basis, with a cash payment
                                           for any shares that would otherwise
                                           result in fractional new shares

     Registered Stockholders holding       Shares of Common Stock will be
     fewer than 150 shares of Common       exchanged for a cash payment.
     Stock.

     Stockholders  holding  Common         Nominees (such as a bank or broker)
     Stock  in  street name  through a     may have required procedures, and the
     nominee,  such as a bank or broker.   Company stockholder holding Common
                                           Stock in street name should contact
                                           their nominees to determine how the
                                           Reverse Stock Split will affect them.

     In lieu of the issuance of any fractional shares, the Company will pay the fair value for those shares of Common Stock that would otherwise be converted into fractional shares as a result of the Reverse Stock Split. The Board has determined that the fair value of such stock shall be the greater of (i) the Minimum Fixed Price or (ii) The Current Market Price. Payment in lieu of issuance of a fractional new share will be made promptly after receipt of a properly completed letter of transmittal and stock certificates (see also the information under the caption "Exchange of Stock Certificates and Payment of Fractional Shares" contained in this Proxy Statement).

     There will be no service charge payable by stockholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional new share.

BACKGROUND

     The Company has approximately 811 Registered Stockholders holding Common Stock. Approximately 583 of such stockholders hold 150 shares or less of the Common Stock (the "Small Stockholders"). In the aggregate, the Small Stockholders own approximately 25,000 shares or less than 0.42% of the Common Stock. In early 2002, the company recognized that the cost of management and communication to the Small Stockholders on an annual basis far exceeded the value of the securities they held.

PURPOSE AND REASONS FOR THE REVERSE STOCK SPLIT

     The purpose of the Reverse Stock Split proposal is to reduce the number of Small Stockholders and permit the Company to cease registration of the Common Stock under the 1934 Securities and Exchange Act (the "1934 Act"). The Board recommends that the Company stockholders approve the Reverse Stock Split proposal to achieve this purpose for the reasons set forth below.

     For the Small Stockholders, typical transaction costs for public sale of Common Stock significantly reduce the liquidity of the shares, since in most cases these transaction costs represent a large percentage of the value of their holdings (at current stock pricing trends). The Reverse Stock Split proposal will allow such stockholders to liquidate their holdings at a fair value without these transaction costs.

     For stockholders of the Company other than the Small Stockholders, reducing such a large number of small stockholders (over 70% of the existing Registered Stockholders) will result in savings to the Company by reducing the administrative costs of providing annual reports, proxy information and other shareholder services. In addition, since it is important in certain corporate transactions to be able to quickly communicate with its company stockholders, reducing such a large number of Company stockholders that cannot be easily contacted reduces delays in implementing corporation strategies.

     Another intended effect of the Reverse Stock Split is to position the Company for terminating registration of its Common stock under the 1934 Act. As a registered company, the Company is subject to the periodic reporting and proxy solicitation requirements of the Securities and Exchange Commission (the "SEC"). There is a significant likelihood that the purchase of the fractional shares following the Reverse Stock Split will reduce the number of Registered Stockholders of Common Stock to fewer than 300. We estimate that the number of Registered Stockholders of Common Stock would be reduced to 230 following the completion of the Reverse Stock Split. If this occurs, the Company will be in a position to elect to cease registration of its Common Stock under the 1934 Act.

     As part of its 1934 Act registration, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from terminating registration of the Common Stock include lower printing and mailing costs, less complicated disclosure due to the Company's private status; reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, EDGARizing, telephone and fax charges associated with SEC filings) and elimination of the charges of brokers and transfer agents in forwarding materials to beneficial holders.

     The Company also incurs substantial indirect costs due to 1934 Act registration as a result of the executive time expended to prepare and review such filings. Ceasing registration of the Common Stock will reduce or eliminate these costs, as well as lower the risk of liability that typically attends public (as distinguished from private) company status.

     Based on its experience in prior years, the Company's direct costs, which include the fees and expenses of independent auditors, SEC legal counsel, directors and officers liability insurance coverage, printing, mailing, and SEC filing fees are estimated at approximately $150,000 annually. This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. It is expected that the majority of the estimated savings will be not be realized until the fiscal year ending December 31, 2003.

     Another aspect of public registration is the disclosure of proprietary information, such as material contracts, acquisitions, growth strategies, and financial information regarding overall operations. Ceasing registration of the Common Stock will increase the confidentiality of such proprietary information, which the Company believes can be analyzed by its competitors to place the Company at a competitive disadvantage.

     There are many advantages to being a publicly traded company, including stock value, stock liquidity, and use of company stock to raise capital or make acquisitions. In the opinion of the Board, however, the pricing trends and trading volume of the Common Stock have not allowed the Company to effectively take advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of public registration. Furthermore, the Board does not believe that there will be a significant change in this equation in the near term.

     Another factor which has impaired the Company's ability to effectively take advantage of the benefits of public registration is the September 13, 2002 de-listing of the Company's Common Stock from trading on the Nasdaq SmallCap Market. Although the Common Stock continues to be traded in the Electronic Bulletin Board Market, management believes that the de-listing has had detrimental effects on the trading volume and pricing of the Common Stock, which contributes to the failure to realize some of the benefits of the Company's continued registration of the Common Stock under the 1934 Act.

     Stockholders should note that the decision by the Board to terminate 1934 Act registration does not require stockholder approval and will not be voted on at the Special Meeting. Further, there is no assurance that the number of such stockholders will be fewer than 300 following the Effective Date. While the Company intends to cease public registration of its Common Stock following the Reverse Stock Split, the Board may choose not to implement this strategy if the Board determines that it is not then in the best interests of the Company and its stockholders given the then existing market conditions.

FAIRNESS OF REVERSE STOCK SPLIT PROPOSAL

     The Board believes that the Reverse Stock Split proposal, taken as a whole, is fair to and in the best interests of the Company and its stockholders, including unaffiliated stockholders, those stockholders who will receive the Cash Payment and those stockholders who will receive shares of new Common Stock. The Board also believes that the process by which the Reverse Stock Split is to be approved is also fair. Francis M. Williams, individually, believes that the Reverse Stock Split is fair to the shareholders of the Company and considered the same factors as the Board considered in reaching that conclusion. All references to considerations and conclusions by the Board as to fairness and to factors considered by the Board apply as well to Francis M. Williams. The Board unanimously approved the Reverse Stock Split proposal and recommends that the stockholders vote for its approval and adoption. Each member of the Board and each member of management that owns shares of Common Stock have indicated that they intend to vote in favor of the Reverse Stock Split proposal, including the Board members who are not employees of the Company.

     In anticipation of the Board's consideration of the Reverse Stock Split, the Board had a report prepared by management (the "Management Report") to analyze the factors affecting the value of the Common Stock. The Board's analysis of the value is based upon the data provided in that Management Report. In accordance with Section 607.0830 of the Florida Statues, the directors have relied in good faith upon the Management Report. The Board also reviewed comparable transactions conducted by other companies, and reviewed the historical financial information of the Company.

     The Board considered a number of factors in determining the fairness of the Reverse Stock Split prior to approval of the proposed transaction. It recognized the existing liquidity concerns of the Small Stockholders. It recognized that by reducing the number of small stockholders would decrease (but not necessarily eliminate) the problems associated with not being able to readily communicate with a large portion of its stockholders. It also recognized that the Reverse Stock Split will likely enable the Company to cease public registration of the Common Stock, so in making its determination of the fairness of the Reverse Stock Split proposal, the Board also factored in the added administrative costs and resources involved in providing annual reports, proxy information and other shareholder services to such a large proportion of stockholders holding less than 150 shares. However, even if termination of 1934 Act registration is not implemented, the Board still concluded that the elimination of the Small Stockholders is in the best interests of the Company and its stockholders, when taken as a whole.


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


     The Board did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Reverse Stock Split proposal to the Company or its stockholders. Management estimated that the cost of such report or opinion would exceed $80,000. The Board determined that this expense was unwarranted since it concluded that the Board itself could adequately establish the fairness of the Reverse Stock Split proposal, without such report or opinion, by addressing the factors and considerations described in this section.

     The Board did not establish an unaffiliated representative to represent the unaffiliated stockholders of the Company in determining the terms of the Reverse Stock Split proposal because the Board concluded that there was sufficient representation in the decision making at the Board level to protect the interests of unaffiliated stockholders. This decision was based on the fact that two of the three Board members are not controlled by, or under common control with the Company, and these Board members are not employees of the Company. In addition, no independent committee of the Board has reviewed the fairness of the Reverse Stock Split proposal because the Board concluded that such unaffiliated Board members could adequately convey their opinions and concerns to the entire Board without the need for the establishment of such a committee.

     The  Board   determined   that  the  Reverse   Stock  Split   proposal  was
substantively   fair  to  all  unaffiliated   stockholders.   In  reaching  this
determination, the Board considered of the following supporting factors:

          The Small Stockholders will be allowed to liquidate their holdings in a cost effective manner, a task that they could not otherwise accomplish since all of the Small Stockholders own less than 150 shares of Common Stock (one Small Stockholder owns one share), with a total estimated market value for each ten shares of less than $1.30 (calculated at $.13 price per share - the highest closing price for Common Stock during the third calendar quarter of 2002). On November 14, 2002, Management conducted a summary review of the current pricing of transaction fees, and found that the lowest transaction fee for a stock trade was approximately $11.65 per trade. (The sole purpose of identifying estimated transaction fees was to provide a context for establishing the approximate low-end cost of selling small stock holdings of Common Stock in the public market relative to the estimated value of such holdings; its purpose was not to identify the absolute lowest cost or the best value with regard to brokerage services.)

          The Reverse Stock Split will not change the rights, preferences or limitations of unaffiliated stockholders, with the exception of the Small Stockholders.

          No stockholder, whether affiliated or unaffiliated (other than the Small Stockholders), will have a material decrease in their percentage of ownership interest of the Company following the Reverse Stock Split and any decrease that will occur will equally apply to affiliated and unaffiliated stockholders. Any stockholder whose holdings are not in even multiples of 150 shares will experience a slight relative decrease in their percentage of interest after the split, but the maximum number of shares that could be affected would be 149. As an example, the percentage ownership interest of a stockholder with 3,149 shares would experience a relative decrease of 0.0025% of his or her interest following the Reverse Stock Split due to the cancellation of the 149 odd lot shares in return for a Cash Payment. We have qualified the foregoing statements as "relative decreases" because the percentage of ownership of the remaining shareholders following the split, affiliated and unaffiliated, will be slightly increased to the extent of the cancellation of the Small Stockholders' holdings and any other odd-lot holdings that are not in an even multiple of 150 shares.

          Small Stockholders can retain their ownership in the Company by increasing their number of shares to 150. The highest closing price for Common Stock in during the third quarter on the OTC Electronic Bulletin Board was $.13 per share and the lowest closing price during such period was $.06 per share. Consequently, using the forgoing pricing, a Small Stockholder could remain a stockholder of the Company for a maximum cost estimated at or between $9.00 and $19.50, plus transaction fees.

          Only the Small Stockholders will cease to be stockholders of the Company following the split and they are the only stockholders who will lose a significant percentage of their existing ownership interest in the Company. As generally described in the information contained herein in the sections captioned "Background" and "Purpose and Reasons for the Reverse Stock Split," locating and communicating with the Small Stockholders is not economically feasible any longer. Conditioning the approval of the Reverse Stock Split transaction on the affirmative by majority vote of the unaffiliated stockholders would not reflect the collective judgment of the Small Stockholders because the Board determined that it would be unlikely that large number of such stockholders would vote (in person or by proxy) due to the inconsequential financial impact on the shares they hold. The Board therefore concluded that the interests of the unaffiliated stockholders who were directly impacted by the split would not be represented because they would not likely be aware of the importance of the vote and, even if they were aware, their interests would represent a minority of the unaffiliated stockholders. Since, unlike the Board, the unaffiliated shareholders have no fiduciary duty to fellow stockholders, the Board decided that it should not grant the veto on the Reverse Stock Split to the unaffiliated stockholders. Even if the Small Stockholders could be effectively communicated with, so as to allow such stockholders to convey the interests of the majority of this group, the holdings of the Small Stockholders represent less than .42% of the ownership interests of the Company. Since the Board has a fiduciary duty to the Company and its stockholders it determined that an abrogation of the responsibility for the decision to move forward on the Reverse Stock Split transaction to group holding such a small interest in the Company would also be incorrect.

          The Board ascertained to its satisfaction that this transaction was not the typical Rule 13e-3 "going private" transaction, which involves the involuntary or threat of involuntary purchase of all of the ownership interests of the unaffiliated stockholders. In the Reverse Stock Split transaction the unaffiliated stockholders, other than the Small Stockholders, will retain their percentage ownership in the Company in all material respects. The ownership interests of the Small Stockholders will be terminated as a result of the Reverse Stock Split (unless they purchase additional shares as described above), but the Board concluded that the completion of the split would be an overall benefit to the Small Stockholders because of the illiquidity issues discussed above.

         As part of its considerations, the Board took note of potential liquidity concerns of certain minority stockholders should the Company, as expected, cease public registration of the Common Stock. Excluding the holdings of the Insiders (as defined in the Security Act of 1934), almost all of the outstanding shares of Common Stock are publicly registered. While this issue relates to the ceasing of public registration, rather than the Reverse Stock Split, the Board acknowledged that the split facilitates this action and therefore the Board identified it as a contradicting factor. The Board weighed this contradicting factor against what it had determined were the overall benefits to the stockholders and the Company for this Reverse Stock Split and concluded that this concern was insufficient to outweigh such benefits in light of the considerations and conclusions stated in this section.

     The Board believes that the Reverse Stock Split is also substantively fair because the Board determined in good faith that the Cash Payment to be paid for stock in lieu of issuance of fractional shares constitutes a fair value. Section
607.0604 (5) of the Florida Statutes states that, "When a corporation is to pay in money the value of fractions of a share, the good faith judgment of the board of directors as to the fair value shall be conclusive."

     The Board adopted the higher of the Minimum Fixed Price or Current Market Price methodology (both as described below) as the most appropriate measure of Cash Payment in lieu of issuance of fractional shares.

CONSIDERATION FOR DETERMINING CURRENT MARKET PRICE

     The Board considered current market price as a stand-alone factor and decided to use the greater of (i) the average of the closing market price for the 20 day period immediately ending on the date of the filing of the initial preliminary Scheduled 14a Proxy Statement or (ii) the 20 day period ending the day before the meeting date for the final vote on the definitive proxy matter (Current Market Price). This analysis and discussion ensued and was treated separately from fixed price. The Board felt that in the event the market determines that a reverse stock split and the intent of the company to cease registration of the common stock under the 1934 Securities Act results in a higher trading value for the stock of the company, it was appropriate that the fractional shareholders be paid that increased value. Currently the Current Market Price based on the 20-day period ending October 30, 2002 would be $.13. This amount is $.47 per share, less than the fixed price. In addition, if for any reason the stock on the 20-day period prior to the filing of the preliminary proxy should increase in value above the fixed number, and at a later date decrease as a result of this proxy statement, the Board felt that the higher number should be fair and appropriate to pay the small stockholders.

     The Board further considered the possible effect on stock pricing caused by the disclosure of the Company's intention to terminate public registration of the Common Stock. Consequently, the Board adopted the 20-day period immediately prior to the initial preliminary filing of this Proxy Statement because this would reflect market valuation prior to the disclosure. The Board also concluded that the Current Market Price should not be less than the market value immediately prior to the Meeting Date since this date constitutes the date of approval of the purchase of the stock and hence the purchase price should at least reflect the market valuation as close to this time as practical given the stock volatility issues described in the foregoing paragraph. Because of the uncertainty inherent in any valuation, the Board also concluded that the Current Market Price should constitute the greater value of the two established periods to ensure maximum fairness to the Small Stockholders, since their ownership interest in the Company would be terminated (absent any action on their behalf to remain stockholders by purchasing additional shares). Therefore, the Board determined that the Current Market Price should be determined by the greater of
(i) the average closing prices of Common Stock for the twenty (20) trading days immediately preceding the initial preliminary filing of this Proxy Statement, and (ii) the average of bid and asked prices of Common Stock for the twenty (20) trading days immediately preceding the Meeting Date.

     After establishing the Current Market Price of the common stock as a stand-alone method of calculating the Cash Payment, the Board focused on identifying the appropriate data or time period to apply this method. After reviewing other transactions by other publicly- traded companies, management informed the Board that five to ten trading days is the typical period used to minimize temporary fluctuations in pricing which do not reflect the true market valuation of the stock. The Board noted that the historic volatility of the Common Stock, due to its low trading volume, dictated that a longer period should be adopted to minimize these effects and chose 20 days as a fairer measure.

CONSIDERATION FOR DETERMINING MINIMUM FIXED PRICE

     In order to reach the Minimum Fixed Price, the Board considered several methods of valuation (based upon the data and analysis contained in the Management Report) to the price of the fractioned shareholders and rationalized that the $.60 as a minimum price (Minimum Fixed Price) was fair to the Small Stockholders. The following is a discussion of the analysis the Board reviewed to determine the valuation of the amount to be paid for the fractional shares.

     In the consideration of determining the Minimum Fixed Price, the Board considered the following methods of valuation. They then used an average of those values to determine what the Minimum Fixed Price should be. The Board considered weighing the various factors based on what it believed was important and should be considered more heavily. After a discussion amongst the members of the Board, and the broad spectrum each of the values created, the Board determined that the fairest value would be a simple average without attempting to weight any individual item greater than any other.

     Historical market prices - For purposes of assessing an average market price over an extended period of time, management took and looked at the stock price over the past twelve months. The stock has been declining steadily to its current level of $.13. This is caused primarily by the fact that the company has failed to perform over the past two years and has incurred losses for the past nine months of approximately $2.4 million. This coupled with our de-listing from the Nasdaq Small Cap System and ultimate listing on the OTC Bulletin Board, has caused the stock price to decline steadily. In the assessment of the historical market price, management believes that these closing prices must be weighted in reverse order so that the most current price is weighted the highest and the oldest price was weighted the least. The closing prices from each period were weighted and averaged on that basis. In determining the historical market price, the Board looked at the average closing price for the previous twelve months on a monthly basis, that being the last day of each trading month, that average on a weighted basis is $.41.

     Net book value - As of September 30, 2002, Cumberland. has a net book value of $5,546,823. As of the same date there are 5,596,744 shares of outstanding Common Stock. The book value as a result of these numbers at September 30, 2002 is $.99 per share.

     Discounted book value - In order to ascertain what a cash book value was as of the date of this transaction, management developed a discounted book value. This would be the book value in the event of the sale of the assets after discounting those assets which have a limited value as a result of the period of time it would take to convert those assets into assets utilizable by the business. Cumberland has four assets on its balance sheet that would basically not be utilized by the business in a sale, and management discounted these assets. The deferred tax asset of approximately $640,872 will be realized over the next two years and as a result, we establish a discount factor of 12% and that results in a discounted value of approximately $483,000. The company has intangible and goodwill of approximately $444,000. These intangibles and goodwill, in the event of a sale of the company's assets would carry no value. The company currently has an investment in an agency that is not consistent with its line of business. Although the investment is worth $640,000 in the event of a sale, management believes this asset would be discounted over the five years it would take to recover the investment value. As a result, this discount reduces that asset from $641,000 to $338,209. The Company has approximately $355,000 in fixed and other assets that consists primarily of computer hardware and software. These assets have little or no value in the event of an asset sale. After adjusting the book value for the discounts, the book value was $4,291,330 for a per share value of $.77.

     Comparative Company Value - The Board reviewed management's assessment of publicly traded insurance companies. The Company reviewed 105 companies that were listed as insurance industry; property and casualty insurers. It narrowed down that list to 11 that had market capitalizations of $5 million or less. Of the 11, 6 were eliminated on the basis that they were either not property or casualty insurance companies, or had ceased writing insurance. Of the remaining 5, management determined that the price to sales ratio and the price to book ratio of the comparable entities provided a meaningful valuation factor. After applying the price to book ratio only 3 resulted in a positive ratio and the 2 with negative ratios were excluded. On the price to sales ratio all 5 were meaningful. Management then utilized these two ratios on an average and determined that the resulting valuation of $.23 per share on a comparable company basis was meaningful.

     Reconciliation of Board's determination on minimum fixed price - After the assessment of the Board and the review of the market price, book value, discounted book value, and comparative company value, the Board determined that there was no one factor that should be more significant than the others in the assessment and determination of the fair value for purposes of the odd lot shareholders. As a result, the Board made a determination that what was far was the average of the valuation methods applied. This average is the sum of market price ($.41), book value ($.99), discounted book value ($.77), comparative company value ($.23), divided by 4, resulting in a value per share of $.60.

     The Company and its affiliates are not aware of any firm offers to purchase the Company that have been made during the past two years by any unaffiliated person. Consequently, the Board did not consider this factor in establishing the fair value of the stock for the Cash Payment.

     The Company has not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the Board did not consider this factor in establishing the fair value of the stock for the Cash Payment.

     The Board considered an independent analysis and evaluation of the fair market value of the Common Stock that would be converted into a fractional share, but, as noted earlier, determined that the time and expense of an independent analysis and evaluation was unjustified in the circumstances because the Board concluded that the method of valuation chosen by the board was a fair representation of value of the stockholdings for the reasons stated above.

     The Board discussed two alternative transactions for reducing or eliminating the Small Stockholders, a tender offer and open market purchases. The Board, however, determined that either of these alternatives would not result in shares being tendered by a sufficient number of record stockholders so as to accomplish the Company's objectives. The Board considered that given the large number holders of small numbers of shares, even if they were aware of the offer, it is unlikely that they would make the effort to tender their shares in sufficient numbers to accomplish the Company's objective. The Board ultimately determined that the Reverse Stock Split proposal was the preferred method.

     After consideration of all the forgoing factors, all of the directors, including those who are not employees of the Company, have determined that the Reverse Stock Split proposal is procedurally and substantively fair to the stockholders of the Company, including the unaffiliated stockholders and the Small Stockholders.

     The Board also considered the timing of implementation of the Reverse Stock Split proposal and the intended termination of the Company's 1934 Act registration for the Common Stock. The Board concluded that the continued monetary and human resource expense of such registration was unjustified given the Company's inability to effectively take advantage of many of the benefits of public registration. To achieve the savings from termination, the Board instructed management to implement the Reverse Stock Split proposal and termination of registration of the Common Stock as soon as practicable. Please see the section contained herein captioned "Purpose and Reason for the Reverse Stock Split Proposal" for further discussion of the expenses of registration and the Company's experiences with respect to the benefits of such registration.

     With respect to its intent to terminate the Company's 1934 Act registration, the Board has considered and will continue to consider the effect that terminating the registration of the new Common Stock might have on the market for the holders of the Common Stock and the ability of those stockholders to buy and sell their shares. The Board also has considered and will continue to consider whether the value of the Common Stock is being fully recognized in the public market, and as a result, whether the Company can effectively take advantage of a public market for its stock. The Board also has considered and will continue to consider the need to protect the confidentiality of the Company's proprietary information, along with the potential direct cost savings and savings related to the time and effort currently required of management to comply with the reporting and other requirements associated with a reporting company. After taking into account all of the considerations and conclusions described herein with respect to the benefits and disadvantages of registration of the Common Stock under the 1934 Act at the present time, the Board has determined that it will terminate registration of Common Stock under the 1934 Act as soon as practical following the Reverse Stock Split absent any significant changes in the foregoing considerations that would result in the Board determining that the benefits of continued registration would outweigh the disadvantages. The Board does not foresee any such change in circumstance in the reasonably near future. See also the section contained herein captioned "Purpose and Reason for the Reverse Stock Split Proposal."

     Potential Detriments of Reverse Stock Split Proposal to Stockholders; Accretion in Ownership and Control of Certain Stockholders

     The potential detriments to stockholders who remain as holders of new Common Stock after effecting the Reverse Stock Split and termination of registration under the 1934 Act include decreased liquidity and decreased access to information about the Company. Upon termination of registration of the Common Stock, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. Since there will no longer be a public market for the purchase and sale of the stock, the liquidity and market value of the shares of Common Stock will be adversely affected.

     If the Reverse Stock Split proposal is effected, the Company believes that 228 Registered Stockholders of new Common Stock will remain (based on the Company's current stockholder records). In addition, individuals who are members of the Board and executive officers of the Company now owning approximately 86.9% of the Common Stock will own approximately 87.3% of the new Common Stock after the Reverse Stock Split (the proportionate holdings of the Common Stock will not be affected). Control of the Company by Mr. Francis M. Williams as generally described in the information contained herein in the section captioned "Security Ownership and Certain Beneficial Owners and Management," will not be materially affected by the Reverse Stock Split.

CONDUCT OF THE COMPANY'S BUSINESS AFTER REVERSE STOCK SPLIT

     The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the Reverse Stock Split is not anticipated to have any effect upon the conduct of its business.

     Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. See also the information contained herein in the section captioned "Purpose and Reasons for the Reverse Stock Split."

     As a result of the Reverse Stock Split, the Company plans to become a privately held company by termination of registration of the Common Stock under the 1934 Act, if the number of Registered Stockholders is fewer than 300. In addition, because the new Common Stock will be held by fewer than 300 registered holders, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of certain reporting obligations under the 1934 Act, and the Company will cease filing periodic reports under the 1934 Act.

STRUCTURE OF REVERSE STOCK SPLIT

     The Reverse Stock Split is of the Common Stock. If the Reverse Stock Split proposal is approved and occurs, the Reverse Stock Split will occur on the Effective Date. Assuming stockholder approval of the Reverse Stock Split proposal is obtained, the Company will file the Amendment within 10 business days of the proposal's approval at the Special Meeting. The structure of the Reverse Stock Split, for each stockholder is as follows:

     1. Registered Stockholders with Fewer Than 150 shares. If the Reverse Stock Split proposal is implemented and you are a Registered Holder of fewer than 150 shares of Common Stock of the Effective Date, you will receive a Cash Payment instead of a fractional share of new Common Stock. After the reverse split, you will have no further interest in the new Common Stock. You will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split or the Cash Payments.

     2. Registered Holder With 150 or More Shares. If the Reverse Stock Split proposal is implemented and you are a Registered Holder of 150 or more shares of Common Stock as of the Effective Date, we will convert your shares into 1/150 of the number of shares you held immediately prior to the reverse split, with a Cash Payment for any shares that would otherwise result in fractional new shares. For example, if you are a Registered Holder of 10,010 shares of Common Stock immediately prior to the Effective Date, your shares will be converted to 66 shares of new Common Stock and you will receive a Cash Payment for 110 shares.

     3. Beneficial Owners of the Company Stock. Nominees (such as a bank or broker) may have required procedures, and stockholders holding Common Stock in street name should contact their nominees to determine how they will be affected by the Reverse Stock Split. NOTE: If you are a beneficial owner of fewer than 150 shares of Common Stock or the beneficial owner of more than 150 shares of Common Stock, but not in an even multiple of 150, and you want to have your shares exchanged for Cash Payment, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the Effective Date.

     In the event any certificate representing shares of Common Stock is not presented for exchange or Cash Payment upon request by the Company, the new Common Stock or the Cash Payment, as applicable, will be administered in accordance with the relevant abandoned property laws. Until new Common Stock or Cash Payments have been delivered to the public official pursuant to the abandoned property laws, such Cash Payments or certificates will be paid to the holder thereof or his designee, without interest, at such time as the stock certificate has been properly presented for exchange or Cash Payment.

     The Reverse Stock Split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the 1934 Act because it is intended to, and, if completed, will likely terminate the Company's reporting requirements under the 1934 Act. In connection with the Reverse Stock Split proposal, the Company has filed with the SEC a Schedule 13E-3 pursuant to Rule 13e-3 under the 1934 Act.

     Even if the reverse stock split is approved, the Board may abandon the proposed reverse stock split at any time before or after the meeting and prior to the filing of the amendment if for any reason the Board deems it advisable to do so. In addition, the Board may make any and all changes to the amendment that it deems necessary to file the amendment with the Florida Secretary of State and give effect to the reverse stock split.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT OF FRACTIONAL SHARES

     Continental Stock and Transfer have been appointed the company's agent (the "Transfer Agent") to carry out the exchange of certificates for new Common Stock. Registered Stockholders will receive a letter of transmittal after the Reverse Stock Split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent before they can receive new Common Stock and/or the Cash Payment for those shares. You should not submit any certificates until requested to do so.

     If the Reverse Stock Split is effected, each Registered Stockholder who holds fewer than 150 common shares immediately prior to the effectiveness of the Reverse Stock Split will cease to have any rights with respect to such common shares and will only have the right to receive the Cash Payment cash in lieu of the fractional share to which such shareholder of record would otherwise be entitled. No service charges will be payable by stockholders in connection with the exchange of certificates or the issuance of new stock or Cash Payments, all the expenses of which will be borne by the Company. Promptly following the Effective Date, you will be furnished the necessary materials and instructions to affect such exchange (and to receive the Cash Payment, if applicable). Certificates representing shares of Common Stock subsequently presented for transfer to a third party will not be transferred on the books and records of the Company until the certificates representing the shares have been exchanged for the Cash Payment or certificates representing shares of new Common Stock (as applicable).

COMPANY STOCK OPTIONS AND WARRANTS

     At the Effective Date, each option outstanding of Common Stock shall be adjusted to reflect the right to receive one or more shares of new Common Stock on a 150-for-1 basis. There are no outstanding warrants.

CERTAIN EFFECTS OF REVERSE STOCK SPLIT PROPOSAL ON THE COMPANY'S STOCKHOLDERS

     1. Rights, Preferences and Limitations. There are no material differences between the respective rights, preferences or limitations of the existing Common Stock and the "new" Common Stock.

     2. Financial Effect. The Reverse Stock Split and the expenditures for professional fees and other expenses related to the transaction will not have a material effect on the Company's balance sheet, statement of income, earnings per share, ratio of earnings to fix charges or book value per share. The expenditures have been estimated as follows: cash payment for fractional shares
- $30,000; fees and expenses of legal counsel - $15,000; fees and expenses of accountants - $8,000; printing and postage - $10,000; and miscellaneous - $10,000. The only consideration to be paid will be the Cash Payment, to be paid for shares that would otherwise be converted into fractional shares. We will use the Company's cash-on-hand as the sole source of funds for the expenditures for professional fees and other expenses related to the transaction.

     3. Effect on Market for Shares. The Company estimates that the number of shares of new Common Stock outstanding after the Reverse Stock Split, if affected, will be as follows:

        CLASS            NUMBER OF SHARES         NUMBER OF SHAREHOLDERS
        -----            ----------------         ----------------------
      Common                 39,435                       228

     The termination will also cause the Common Stock to be ineligible to trade on the OTC Bulletin Board. Although the Company believes that the Common Stock may be listed on the Pink Sheets, there can be no assurance that it will be listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which may reduce the market for the Common Stock.

     The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the best interests of the Company and its then stockholders. Persons who continue as stockholders following implementation of the Reverse Stock Split proposal will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such stockholder.

     4. Securities Laws Relating to the New Common Stock. The Company has not filed with the SEC a registration statement under the Securities Act of 1933 (the "1933 Act") for the registration of the new Common Stock to be issued and exchanged pursuant to the Reverse Stock Split proposal. Instead, the new Common Stock will be issued in reliance on exemptions contained in Section 3(a)(9) and Rule 145(a)(1) under the 1933 Act. Upon consummation of the Reverse Stock Split, the new Common Stock are expected to be freely transferable under the 1933 Act by those stockholders of the Company not deemed to be "affiliates" of the Company. Shares of new Common Stock acquired by persons who are "affiliates" of the Company will be subject to the resale restrictions of Rule 144 under the 1933 Act.

     5. Termination of 1934 Act Registration of Common Stock. The Reverse Stock Split proposal will affect the public registration of the new Common Stock with the SEC under the 1934 Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Stock Split proposal by the stockholders. Registration under the 1934 Act may be terminated by the Company if the Common Stock is no longer held by 300 or more stockholders of record. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to its stockholder and to the SEC and would make certain provisions of the 1934 Act, such as proxy statement disclosure in connection with stockholder meetings and the related requirement of an annual report to stockholders, no longer applicable to the Company.

     The termination will also cause the Common Stock to be ineligible to trade on the OTC Bulletin Board. Although the Company believes that the Common Stock may be listed on the Pink Sheets, there can be no assurance that it will be so listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which will substantially reduce the market for the Common Stock.

     With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the Common Stock under the 1934 Act: (a) executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, including without limitation the reporting and short-swing profit provisions of Section 16 of the 1934 Act, and (b) executive officers, directors and other affiliates of the Company may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144 under the 1933 Act. Upon termination of 1934 Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws. See also the information contained above in the section captioned "Securities Laws Relating to the New Common Stock."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     We summarize below the material federal income tax consequences to the Company and stockholders resulting from the Reverse Stock Split proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary is not binding on the Internal Revenue Service (the "IRS"). The applicable laws may be changed, possibly retroactively, resulting in United States federal tax consequences different from those set forth below. The Company has not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary. This summary does not discuss all aspects of federal income taxation, which may be important to you in light of your individual circumstances, and many stockholders may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

     This summary also assumes that you are a one of the following: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (iv) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (v) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

     We believe that the Reverse Stock Split proposal should be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to the Company. If you continue to hold new Common Stock after the Reverse Stock Split, you should not recognize any gain or loss in the Reverse Stock Split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the Reverse Stock Split.

     The receipt by a stockholder of a Cash Payment in lieu of a fractional new share pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. Accordingly, a stockholder who receives cash in lieu of a fractional new share should recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of common stock allocable to the fractional new share interest for which he or she received cash. If the shares of your stock were held as a capital asset on the Effective Date, then the stockholder's gain or loss will be a capital gain or loss. Such capital gain or loss will be a long-term capital gain or loss if the stockholder's holding period for the shares of common stock is longer than one year.

APPRAISAL RIGHTS; ESCHEAT LAWS

     There are no appraisal rights for any stockholder who dissents from approval of the Reverse Stock Split proposal under the Company's governance documents. Also, the Company concluded that there are no appraisal rights for any stockholder who dissents from approval of the Reverse Stock Split proposal under Florida General Corporation law. We refer you, however, to Sections
607.1302 and 607.0604 of the Florida Statutes which respectively prescribe the rights of shareholders to dissent and general treatment of fractional shares.
Section 607.0604 (5) of the Florida Statutes states that, "when a corporation is to pay in money the value of fractions of a share, the good faith judgment of the Board of Directors as to the fair value shall be conclusive." There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending on the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

     Stockholders whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment, generally have a certain number of years from the date of the Reverse Stock Split to claim the Cash Payment payable to them. If no claim is made within this period, state law generally provides that these payments are deemed abandoned and forfeited to the state. The state law of the state of the last known residence of the stockholder, as shown on Company records, usually governs. In Florida, this holding period is 5 years, but the exact number of years may vary from state to state.

INTENTION TO TERMINATE PUBLIC REGISTRATION

     The Company intends to terminate public registration of the new Common Stock with the SEC under the 1934 Act as soon as practicable after approval of the Reverse Stock Split proposal by the stockholders. Stockholders should note that the decision by the Board to terminate 1934 Act registration does not require stockholder approval and will not be voted on at the Special Meeting. Further, there is no assurance that the number of such stockholders will be fewer than 300 following the Effective Date. While the Company intends to cease public registration of its Common Stock following the Reverse Stock Split, the Board may choose not to implement this strategy if the Board determines that it is not then in the best interests of the Company and its stockholders given the then existing market conditions. See also the discussion of this issue in the section contained herein captioned "Fairness of Reverse Stock Split Proposal."

     The termination will also cause the Common Stock to be ineligible on the OTC Bulletin Board. Although the Company believes that the Common Stock may be listed on the Pink Sheets, there can be no assurance that it will be so listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which will substantially reduce the market for the Common Stock.

     The Board recommends that you vote FOR the Reverse Stock Split proposal. Proxies solicited by the Board will be voted FOR this Reverse Stock Split proposal, unless you specify otherwise in your proxy.

                                   MANAGEMENT

The current directors and executive officers of the Company are as follows:


Name                          Age        Position
----                          ---        --------
Francis M. Williams           60         Chairman of the Board of Directors
Joseph M. Williams            45         President and Treasurer
Andrew J. Cohen               48         Director
R. Donald Finn                58         Director

     All Directors of the Company hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers of the Company are elected annually by the Board of Directors and hold office at the discretion of the Board.

Set forth below is information regarding the directors and executive officers of the Company:

     Francis M. Williams has been Chairman of the Board of the Company since its inception and, until June 1992, was President of the Company. In addition, Mr. Williams has been Chairman of the Board and Director of Cumberland Casualty & Surety Company ("CCS") and Surety Specialists, Inc. from inception and President and Chairman of the Board of Kimmins since its inception in 1979. Prior to November 1988, Mr. Williams was the Chairman of the Board and Chief Executive Officer of Kimmins Corp. and its predecessors and sole owner of K Management Corp. From June 1981 until January 1988, Mr. Williams was the Chairman of the Board of Directors of College Venture Equity Corp., a small business investment company; and since June 1981, he has been Chairman of the Board, Director, and sole stockholder of Kimmins Coffee Service, Inc., an office coffee service company. Mr. Williams has also been a director of the National Association of Demolition Contractors and a member of the executive committee of the Tampa Bay International Trade Council.

     Joseph M. Williams has served as the Treasurer and President of the Company since June 1992. He also served as Vice President and Secretary of the Company from its inception on November 18, 1991 through June 1992. Mr. Williams served as a member of the Board of Directors of the Company from November 18, 1991 through February 24, 1997. In addition, Mr. Williams has been the Secretary and Treasurer of Kimmins Corp. since October 1988 and a member of the Board of Directors of CCS since 1988. He held the position of President of CCS from 1991 through August of 1996. From 1989 through 1990 he held the position of Secretary and Treasurer of CCS and from 1991 through 1994 served as Treasurer of CCS. Mr. Williams has been employed by the Company and Kimmins Corp. in various capacities since 1994. From January 1982 to December 1983, he was managing partner of Williams and Grana, a firm engaged in public accounting. From January 1978 to December 1981, Mr. Williams was employed as a senior tax accountant with Price Waterhouse & Company. Joseph M. Williams is the nephew of Francis M. Williams.

     Andrew J. Cohen was elected as a Director to the Company's Board effective February 24, 1997. Mr. Cohen currently is Co-President and Chief Executive Officer of ABC Capital Corp., an investment management firm based in Tampa, Florida and also acts as Co-Chairman on its Board of Directors. In addition, Mr. Cohen is President of Albany Associates, Inc., a Tampa based management consulting firm. From June of 1972 through 1997, Mr. Cohen was co-President of ABC Fabric of Tampa, Inc. which was the fourth largest private retail fabric company in the United States.

     R. Donald Finn was elected as a Director to the Company's Board effective September 9, 1999. For more than the last five years, Mr. Finn has been a partner in the law firm of Gibson, McAskill & Crosby, located in Buffalo, New York, where Mr. Finn has practiced law for more than the last 25 years.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The name and address of each person or entity who owned beneficially 5% or more of the outstanding shares of Common Stock of Cumberland on November 30, 2002, together with the number of shares owned and the percentage of outstanding shares that ownership represents is set forth in the following table. The table also shows information concerning beneficial ownership by the President of the Company, the President of CCS, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting powers (or shares such powers with his or her spouse) with respect to the shares set forth in the following table:

                                      NUMBER OF             PERCENTAGE OF
                                       SHARES OF             OUTSTANDING
                                    CUMBERLAND STOCK          SHARES OF
      BENEFICIAL OWNER (1)(2)       BENEFICIALLY OWNED     CUMBERLAND STOCK
      -----------------------       ------------------     ----------------

   Francis M. Williams
   c/o Kimmins Corp.
   1501 2nd Avenue
   Tampa, Florida  33605.........        3,877,338 (3)          69.3%

   Kimmins Corp.
   1501 2nd Avenue
   Tampa, Florida  33605.........        1,723,590              30.8%

   Joseph M. Williams............          360,493 (4)           6.4%

   Andrew J. Cohen...............           47,590 (5)             *

   R. Donald Finn................            7,131 (6)             *

   All current Directors and
   Executive Officers as a group
  (5 persons)....................        4,868,566              86.9%

  *Ownership represents less than 1% of outstanding Cumberland Common Stock.

(1) The address of all Officers and Directors of Cumberland listed above, unless listed separately, are in care of Cumberland at 4311 West Waters Avenue, Suite 401, Tampa, Florida 33614.

(2)  Cumberland  believes  that the persons  named in the table have sole voting
     and   investment   power  with  respect  to  all  shares  of  common  stock
     beneficially owned by them, unless otherwise noted.

(3) Includes 2,675,610 shares owned by Mr. Francis Williams; 1,149,635 shares allocated to Mr. Williams based on his 66.7% ownership of Kimmins; 29,346 shares owned by Mr. Williams' wife; 22,748 shares held by Mr. Williams as trustee for his wife and children. Mr. Williams owns 66.7% of the outstanding common stock of Kimmins Corp. and is its Chairman and Chief Executive Officer.

(4) Includes 133,500 shares owned by Mr. Joseph M. Williams; 1,010 shares held by Mr. Williams as trustee for his children; 219 shares held by the Kimmins 401(k) Plan and ESOP of which Mr. Williams is fully vested. Also includes 205,764 shares held by Kimmins 401(k) Plan, Profit Participation Plan and ESOP, options to acquire 20,000 shares of the Company's Common Stock held by the ESOP, of which Mr. Williams is a trustee; Mr. Williams disclaims beneficial ownership of these shares.

(5) Includes 50% of the 72,540 shares owned by C&C Properties, a partnership in which Mr. Cohen has a 50% ownership and 6,320 shares held in trust for Mr. Cohen's minor children.

(6) Includes 2,131 shares owned by R. Donald Finn; and options to acquire 5,000 shares of Cumberland common stock.

                           CERTAIN MARKET INFORMATION

     The Common Stock trades on the OTC Bulletin Board. The following is the high and low sales prices for the Common Stock for each quarter during the past two years:

                    QUARTER                    HIGH         LOW
                    -------                    ----         ---


         First 2000                           1.75          1.50
         Second 2000                          1.88          1.72
         Third 2000                           1.81          1.75
         Fourth 2000                          2.50          2.50

         First 2001                           1.91          1.38
         Second 2001                          1.10          1.10
         Third 2001                            .98           .90
         Fourth 2001                           .95           .95

         First 2002                           1.00           .75
         Second 2002                           .59           .35
         Third 2002                            .30           .14


DIVIDENDS

     The payment by the Company of dividends, if any, in the future is within the discretion of its Board of Directors and will depend upon the Company's earnings, capital requirements (including working capital needs), and other financial needs. The Company did not declare or pay dividends in 2001 and does not anticipate paying any dividends on the Company's Common Stock in the near future.

         The future payment of dividends, if any, by CCS is within the discretion of its Board of Directors and will depend upon CCS's earnings, statutory limitations, capital requirements (including working capital needs) and financial condition, as well as other relevant factors. Applicable state laws and regulations restrict the payment of dividends by CCS to the extent of surplus profits less any dividends that have been paid in the preceding twelve months or net investment income for the year, whichever is less, unless CCS obtains prior approval from the insurance commissioner. CCS does not anticipate paying any dividends on CCS common stock in the near future.

FINANCIAL AND OTHER INFORMATION

     The information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, including the financial statements contained under the caption "Selected
Financial Data" on page 12 of the Form 10-K, and in the Company's Quarterly Reports, has been filed with the Securities and Exchange Commission and is incorporated herein by reference. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains information that we file electronically with the SEC.



By Order of the Board of Directors,



                             /s/ Joseph M. Williams
                             ------------------------------------
                             Joseph M. Williams,
                             President and Treasurer



Tampa, Florida

                                   APPENDIX A

                ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                          CUMBERLAND TECHNOLOGIES, INC.

     Pursuant  to  General  Corporation  Law  of  the  State  of  Florida,   the
undersigned, being the Chairman of the Board of Directors of Cumberland Technologies, Inc., a Florida corporation (the "Corporation"), does hereby execute these Articles of Amendment to the Amended and Restated Articles of Incorporation of Cumberland Technologies, Inc., on behalf of the Corporation, and certify as follows:

     1. The name of the corporation is Cumberland Technologies, Inc. (the "Corporation").

     2. Article III of the Corporation's Amended and Restated Articles of Incorporation is hereby deleted in its entirety, with the following substituted in its place:

               The aggregate number of shares which this Corporation shall have the authority to issue will be designated Common Stock; _____________ shares at the par value of $.15 each per share shall be designated Common Stock; and 500,000 shares at the par value of $3.00 each per share shall be designated Preferred Shares.

     3. Upon the effectiveness of the foregoing amendment, (i) each 150 outstanding shares of Common Stock of the Corporation, par value $.001, shall be combined into one share of Common Stock of the Corporation, par value $.15. Outstanding shares of Common Stock with a par value of $.001, which would otherwise be respectively converted into a fractional share of Common Stock of the Corporation, each with a par value of $.15, will be cancelled, with the holders of such shares receiving cash payment equal to such share's fair value as determined in the good faith judgment of the Corporation's Board of Directors.

     4. The date of adoption of the resolution approving the combination of shares of this Corporation set forth in the foregoing amendment is
     __________________.

     5. The foregoing amendment was required to be approved by the shareholders of the Corporation and the number of votes cast for the amendment by the shareholders was sufficient for approval in accordance with Florida General Corporation Law.

     IN WITNESS WHEREOF, the undersigned Chairman of the Board of Directors of the Corporation has cause these Articles of Amendment to the Amended and Restated Articles of Incorporation of Cumberland Technologies, Inc., as of this ____ day of __________________.

                                             CUMBERLAND TECHNOLOGIES, INC.


                                             By:________________________________
                                             Francis   M.   Williams,
                                             Chairman

ATTEST:

By: __________________________
Carol Black
Secretary                                     [CORPORATE SEAL]

                          CUMBERLAND TECHNOLOGIES, INC.

                          PROXY SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF CUMBERLAND TECHNOLOGIES, INC.

     The undersigned hereby appoints Joseph M. Williams as proxy, with power of substitution, to represent the undersigned at the Special Meeting of Shareholders of Cumberland Technologies, Inc. (the "Company"), to be held at __________ p.m., local time, on January __, 2003, at the Company's headquarters located at 4311 W. Waters Avenue, Tampa, Florida 33614, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.

(1) Reverse Stock Split 150 to 1

                    _____VOTE FOR ____VOTE AGAINST ___ABSTAIN

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE AMENDMENT DESCRIBED IN THIS PROXY. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

     If signing as attorney, administrator, executor, guardian, trustee or as a custodian for a minor, please add your title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, please sign in the partnership's name.


                  X_________________________________________________________

                  Printed
                  Name______________________________________________________

                  X_________________________________________________________

                  Printed
                  Name______________________________________________________

                  Dated
                  __________________________________________________________




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